Exhibit 99.1

MARPAI, INC. INSIDERS BUY $1.1 million of COMMON STOCK

december 20, 2021

New York, NY--(BUSINESS WIRE)—Marpai, Inc. (“Marpai” or the “Company”) (NASDAQ: MRAI), a deep learning technology company transforming third party administration (TPA) in the self-funded health insurance market, today announced the Company’s management and directors purchased $1.1 million of Marpai common stock.

Our board member Damien Lamendola the sole Manager holding the voting and dispositive power over the securities held by HillCour Investment Fund LLC (“HillCour”), increased his beneficial holdings in the Company to 5.88 million shares of Class A Common Stock through the exercise by Hillcour, of 225,000 warrants at $4 per share. The HillCour warrant exercise resulted in an additional $900,000 of new capital being injected into the Company.

In addition, open market purchases were made by management and directors include the acquisition of 25,000 shares by Yaron Eitan, Chairman and co-founder; 17,500 shares by Edmundo Gonzalez, CEO and co-founder; 5,000 shares by Yoram Bibring, CFO; and 5,730 shares by Jane Cavalier, member of the board of directors, at prices ranging from $4.17 to $4.42 per share.

About Marpai, Inc.

Marpai, Inc. (Nasdaq: MRAI) is a technology company delivering an AI-powered alternative to traditional TPAs (third party administrators) in the self-funded health plan sector representing over $1T in annual healthcare claims and 95 million Americans. Marpai uses advanced technologies, including proprietary predictive deep learning models, to drive healthcare costs down and health outcomes up. Marpai's SMART services system predicts member health states to prevent costly events, elevates care quality, rigorously processes claims and empowers members to live healthier lives. Marpai serves self-funded employers nationwide, offers world class provider networks including Aetna and Cigna, and partners with brokers and consultants across the country. For more information, visit www.marpaihealth.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding anticipated fourth-quarter results. Forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "can," "could", "will", "potential", "should," "goal" and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai's current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai's current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai's filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

Media contact:
Erika Beerbower
Lightspeed PR

erika@lightspeedpr.com

407-758-2727

Investor Relations contact:
Dave Gentry

RedChip Companies Inc.
1-800-RED-CHIP (733-2447)
or 407-491-4498

dave@redchip.com